Page  1
                                                                 EXHIBIT 10.63

                                 17 JULY 1998







                          TRITON ASIA HOLDINGS, INC.

                               ARCO JDA LIMITED

                             TRITON ENERGY LIMITED

                          ATLANTIC RICHFIELD COMPANY


                           ========================

                           SHARE PURCHASE AGREEMENT
                                RELATING TO
                 THE SALE AND PURCHASE OF PART OF THE SHARE CAPITAL
                      OF TRITON INTERNATIONAL OIL CORPORATION

                    CONTENTS
Clause                                              Page


1.  Interpretation                                    5
2.  Sale  and  Purchase                               5
3.  Conditions                                        5
4.  Price                                             6
5.  Pre-Completion  Undertakings                      7
6.  Completion                                        8
7.  Completion  Certificate  and  Balance  Sheet     10
8.  Seller's  Warranties                             12
9.  Purchaser's  Warranties  and  Undertaking        14
10. Seller  Guarantor                                15
11. Purchaser  Guarantor                             15
12. Waivers                                          15
13. Assignment                                       16
14. Further  Assurance                               16
15. Entire  Agreement                                16
16. Announcements                                    17
17. Costs  and  Expenses                             18
18. Counterparts  and  Amendments                    18
19. Severability                                     18
20. Notices                                          19
21. Governing  Law                                   21
22. Jurisdiction                                     21
23. Service  of  Process                             21
24. Agent  for  Service  of  Process                 21

SCHEDULE  1                                          23

SCHEDULE  2                                          25

  Part  A:  Basic  Information  about  the  Company  28
  Part  B:  Basic  Information  about  the
            Subsidiaries                             29

SCHEDULE  3                                          28

  Completion  Arrangements                           31

SCHEDULE  4                                          32

  The  Warranties                                    32
  Intra-Group  Guarantees                            37

SCHEDULE  5                                          43

  Indemnification Procedures and Limitations on
  the Seller's liability for Warranty Claims and
  Liabilities  Indemnity  Claims                     46

SCHEDULE  6                                          49

  Part  A:  Production  Sharing  Contract            52

AGREEMENT  is  made  on  17  July  1998

BETWEEN

TRITON ASIA HOLDINGS, INC, a company incorporated under the laws of the Cayman Islands whose principal place of business is at Caledonian House, Mary Street, P.O. Box 1043, George Town, Grand Cayman, the Cayman Islands (the SELLER); and

ARCO JDA LIMITED, a company incorporated under the laws of the Commonwealth of the Bahamas whose registered office is at #3 Magna Carta Court, P.O. Box, N-4805, Shirley Street, Nassau, Bahamas (the PURCHASER);

TRITON ENERGY LIMITED, a company incorporated under the laws of the Cayman Islands whose principal place of business is at Caledonian House, Mary Street, P.O. Box 1043, George Town, Grand Cayman, the Cayman Islands (the SELLER GUARANTOR);

ATLANTIC RICHFIELD COMPANY, a company incorporated under the laws of the State
of  Delaware, U.S.A., whose principal place of business is   located at 515 S.
Flower  Street,  Los  Angeles,  California, 90071 (the PURCHASER GUARANTOR).


WHEREAS

(A) Triton International Oil Corporation (the COMPANY) is a company organised and existing under the laws of the Cayman Islands with an authorised capital of US$50,000 divided into 50,000 Ordinary Shares of which 1,000 shares are issued and outstanding.

(B) The Seller is sole legal and beneficial owner of all of the issued and outstanding shares of capital stock of the Company.

(C) The Seller has agreed to sell fifty percent (50%) of the shares of issued and outstanding capital stock of the Company to the Purchaser for the consideration and upon the terms set out in this Agreement.

WHEREBY  IT  IS  AGREED  as  follows:

INTERPRETATION

1.1 In this Agreement, expressions defined in Schedule 1 shall have the meaning therein provided.

SALE  AND  PURCHASE

2. Subject to the terms and conditions herein, at Completion, the Seller shall sell or procure the sale of and the Purchaser shall purchase the Shares with full title guarantee. The Shares shall be sold free from all charges, encumbrances, security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

CONDITIONS

3.1 The respective obligations of each of the Seller and the Purchaser to effect the transactions contemplated hereby shall be subject to the fulfilment in all material respects of the following conditions any of which may be waived, in whole or in part, by the Party whose obligations are subject to such condition:

(a) the other Party shall have performed or complied in all material respects with each obligation, covenant or each agreement contained in this Agreement required to be performed or complied with on or prior to the Completion Date including without limitation, the obligations, arrangements and undertakings set forth in Schedule 3; and the representations and warranties of the Seller or the Purchaser, as the case may be, contained in this Agreement shall be true and correct in all material respects when made and on and as at the Completion Date and the Seller and the Purchaser shall each have received a certificate of the President or a Vice President of the other Party certifying to such effect; and

(b) none of the Parties hereto shall be subject to (i) any pending or threatened litigation or proceeding to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, or (ii) any order or injunction against the consummation of the transactions contemplated by this Agreement and in the event any such order or injunction is granted, each Party agrees to use its reasonable efforts to have any such injunction lifted.

3.2 The obligations of the Purchaser to effect the transactions contemplated hereby shall be subject to the fulfilment in all material respects of the following conditions any of which may be waived, in whole or in part, by the Purchaser:

(a) the Seller (for and on behalf of the Group Companies) nor the Group Companies themselves, shall not have entered into a definitive and binding gas sales agreement for the sale of natural gas from the Malaysian-Thailand Joint Development Area without the prior written consent of the Purchaser; and

(b) the Seller shall have made the necessary elections on Form 8832 pursuant to the provisions of Section 7701 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, to treat the Company as a disregarded entity of the Seller and to treat the Subsidiaries as disregarded entities of the Seller. Such elections shall be filed with the Internal Revenue Service and shall be made effective prior to the Completion Date; and

(c) there having been no change or development that has, or would reasonably be expected to have, a Material Adverse Effect; and

(d) TOCT (Texas) having been converted to a limited liability company and all its issued and outstanding share capital held by Triton International Oil Corp. (Delaware) having been transferred to the Company; and

(e) TOCT (Texas) having transferred its holding of 9% preferred stock in the capital of TOCT (JDA) to the Company and TOCT (JDA) having cancelled all outstanding 9% preferred stock.

3.3 The obligations of the Seller to effect the transactions contemplated hereby shall be subject to the receipt by the Seller Guarantor of the consents of the Seller Guarantor's lenders under its revolving credit agreements.

PRICE

4.1 The total purchase price payable by the Purchaser to the Seller for the Shares shall be US$150,000,000.

4.2 The Purchaser shall pay the purchase price by wire transfer of immediately available funds to an account to be designated by the Seller on the Completion Date.

PRE-COMPLETION  UNDERTAKINGS

5.1 Pending Completion, the Seller shall ensure that, and shall procure that Triton International Oil Corporation (Delaware) shall, where relevant, exercise the voting rights attaching to its shareholding in the capital of TOCT (Texas) and (through TOCT (Texas)) in CTOC, to ensure that:

(a) each Group Company and CTOC, as the case may be, shall carry on its business in the ordinary and usual course of normal day-to-day operations, consistent with the past practices of such Group Company or CTOC;

(b) save as permitted pursuant to Clause 5.2(b), no Group Company or CTOC, as the case may be, enters into any contract or commitment (or makes a bid or offer which if accepted would result in a contract or commitment) having a value or requiring expenditure in excess of $1,000,000, excluding contracts or commitments entered into pursuant to the 1998 Work Programme and Budget or otherwise as set out in the Disclosure Letter;

(c) subject to the terms of the Confidentiality Agreement, the Purchaser's representatives shall be allowed, upon reasonable notice and during normal business hours, access to the employees, officers, properties, offices and other facilities, documents, data (including the types of data listed in Section 9(c) of Schedule 3), books and records of each Group Company (including, without limitation, all statutory books, minute books, leases, contracts, supplier lists and customer lists) together with the right to take copies.

5.2 Pending Completion, the Seller, the Group Companies and any other subsidiary of the Seller may:

(a) negotiate and (without prejudice to Clause 3.2(a)) enter into for and on behalf of the Group Companies a definitive gas sales agreement for the sale of natural gas from the Malaysian-Thailand Joint Development Area;

(b)          proceed  with  the  development  of  the Malaysia-Thailand Joint
Development Area as contemplated by the development plan approved by the Malaysia-Thailand Joint Authority, a copy of which has been provided to the Purchaser;

(c) take steps to restructure the capital of the Company as contemplated under the Shareholders Agreement;

(d) cause the outstanding 9% preferred stock of Triton Oil Company of Thailand (JDA) Limited to be cancelled in such a manner as the Seller and the Group Companies may determine; and

(e) subject to Clause 5.3, cause any Intra-Group Indebtedness to be cancelled, such cancellation to be effective upon Completion.

5.3 To the extent that any Intra-Group Indebtedness comprises amounts which fall within, or are capable of being taken account of and included in, the Completion Certificate, such indebtedness shall not be cancelled but shall be capitalised in accordance with Clause 8.1 of the Shareholders Agreement.

5.4 The Seller shall file with the Internal Revenue Service and shall make the necessary elections on Form 8832 pursuant to the provisions of
Section 7701 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, to treat the Company as a disregarded entity of the Seller and to treat the Subsidiaries as disregarded entities of the Seller. Such elections shall be made effective prior to the Completion Date.

COMPLETION

6.1 Completion shall take place at 10:00 a.m. on the Completion Date at the offices of W.S. Walker and Company in the Cayman Islands.

6.2 At Completion the Purchaser and the Seller shall do those things respectively required of them under Schedule 3.

6.3 Neither the Purchaser nor the Seller shall be obliged to complete this Agreement unless (i) the conditions to such Party's obligations to effect the transactions contemplated by this Agreement as set forth in Clause 3.1 have been waived or satisfied; (ii) the conditions to the Purchaser's obligations to effect the transactions contemplated by this Agreement as set forth in Clause 3.2 have been waived or satisfied; and (iii) the conditions to the Seller's obligations to effect the transactions contemplated by this Agreement as set forth in Clause 3.3 have been waived or satisfied; and (iv) the Seller or, as the case may be, the Purchaser complies with the requirements of Clause 6.2.

6.4 Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to Completion:

(a)          by  the  mutual written consent of the Purchaser and the Seller;

(b) by either the Purchaser or the Seller if the conditions to such Party's obligations to effect the transactions contemplated by this Agreement as set forth in Clauses 3.1, 3.2 or 3.3 as the case may be, have not been satisfied or waived on or prior to the Completion Date (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement); provided, however, that if the respective obligations of the Seller and the Purchaser under Clause 6.2 are not complied with on the Completion Date, in addition to having the right to terminate this Agreement (without limiting its rights hereunder) the Party not in default may:

     (i) defer Completion (so that the provisions of this Clause 6 shall apply to Completion as so deferred); and/or

     (ii) proceed to Completion as far as practicable (without limiting its rights under this Agreement);

(c) notwithstanding the provisions of Clause 3.1(b)(ii), by either the Purchaser or the Seller if the Completion has not occurred on or prior to 45 days after the signing date of this Agreement as a result of the entry of any order or injunction against the consummation of the transactions contemplated by this Agreement; and

(d) by either the Purchaser or the Seller if the Completion has not occurred on or prior to forty five (45) days after the signing date of this Agreement (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement).

6.5 Each Party's right of termination under Clause 6.4 is in addition to any other rights it may have under this Agreement or otherwise (including the right to pursue legal remedies for the other Party's material breach of, or failure to comply in any material respect with, its obligations under this Agreement), and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated under Clause 6.4, each party hereto will pay its own fees and expenses in accordance with Clause 17.1.

6.6 Subject to the provisions of Schedule 5, all representations, warranties (including without limitation, the Warranties), covenants and obligations set forth in this Agreement, the Disclosure Letter or the certificates delivered pursuant to Clause 3.1(a) will survive the Completion.

COMPLETION  CERTIFICATE  AND  BALANCE  SHEET

7.1 The Seller shall use all reasonable endeavours to procure that, promptly after Completion, the Completion Certificate and the Completion Balance Sheet are prepared and delivered to the Purchaser.

7.2 The Completion Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles on a consistent basis with the Internal Balance Sheet.

7.3 The Seller shall arrange for a draft of the Completion Certificate and the Completion Balance Sheet together with all working papers to be prepared and delivered to the Purchaser within forty five (45) days of Completion.

7.4 The Purchaser shall notify the Seller within 15 days of receipt of such draft Completion Certificate or Completion Balance Sheet , as the case may be, whether or not it accepts it for the purposes of this Agreement provided that the Purchaser shall not be entitled to object to such Completion Certificate to the extent that the amounts set forth therein have already been audited by the MTJA as evidenced by documentation reasonably satisfactory to the Purchaser.

7.5 If the Purchaser notifies the Seller that it does not accept such draft Completion Certificate or Completion Balance Sheet, as the case may be:

(a) it shall set out in detail its reasons for such non-acceptance and specify the adjustments (and provide appropriate supporting evidence for each such adjustment) which, in its opinion, should be made to the draft Completion Certificate or the Completion Balance Sheet as the case may be, in order to comply with the requirements of this Agreement; and

(b) the Parties shall use all reasonable endeavours to meet and discuss the objections of the Purchaser and to reach agreement upon the adjustments (if any) required to be made to the draft Completion Certificate or Completion Balance Sheet as the case may be.

7.6 If (a) the Purchaser is satisfied with the draft Completion Certificate and the Completion Balance Sheet (either as originally submitted or after adjustments agreed between the Seller and the Purchaser), (b) the amount in dispute does not exceed $1,000,000 or (c) if the Purchaser fails to notify the Seller of its non-acceptance of the draft Completion Certificate or the Completion Balance Sheet, as the case may be, within the 15 day period referred to in Clause 7.4, then the draft Completion Certificate or the Completion Balance Sheet, as the case may be, (incorporating any agreed adjustments) shall constitute the Completion Certificate or the Completion Balance Sheet, as the case may be, for the purposes of this Agreement.

7.7 If the Seller and the Purchaser do not reach agreement within 30 days of the Purchaser's notice of non-acceptance under Clause 7.5 and the amount in dispute equals or exceeds $1,000,000, then the matters in dispute shall be referred, on the application of either party, for determination by an independent firm of internationally recognised chartered accountants (the
EXPERT) to be agreed upon by the Seller and the Purchaser or, failing agreement, to be selected by the accountants for each of the Seller and the
Purchaser.    The  following  terms  of  reference  shall  apply:

(a) the Purchaser and the Seller shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to the Expert for determination;

(b) in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Completion Certificate or the Completion Balance Sheet, as the case may be, in order to comply with the requirements of this Agreement;

(c) the Expert shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the Parties;

(d) the expenses of any such determination by the Expert shall be borne equally between the Seller and the Purchaser.

7.8 If the Seller and the Purchaser reach (or pursuant to Clause 7.6 are deemed to reach) agreement on the Completion Certificate or the Completion Balance Sheet, as the case may be, is finally determined at any stage in the procedures set out in this Clause 7:

(a) the Completion Certificate or the Completion Balance Sheet, as the case may be, as so agreed or determined shall be the Completion Certificate or the Completion Balance Sheet respectively, for the purposes of this Agreement and shall be final and binding on the Parties; and

(b) the amount of the Preferred Stock Value shall be derived from the Completion Certificate.

7.9 Each Party shall use all reasonable endeavours to ensure that each Group Company provides the other Party with such access to the employees, accounts, working papers and other financial information of the relevant Group Company as is reasonably necessary for the purposes of this Clause 7. Each Party shall similarly use all reasonable endeavours to ensure that the Purchaser and the Seller each have such access to all relevant working and other papers of the other as is reasonably necessary for and limited to the purposes of this Clause 7.

SELLER'S  WARRANTIES

8.1 Subject to Clause 8.4, the Seller warrants to the Purchaser that the Warranties are true and correct in all material respects at the date of this Agreement, except as set forth in the Disclosure Letter, and that there is no fact known to the Seller that would reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or the Disclosure Letter.

8.2 The Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those set forth in this Agreement, and acknowledges that none of the Seller, the Company, either of the Subsidiaries or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements. The Seller waives any rights it may have against any Group Company in respect of incorrect information received from them and passed onto the Purchaser for the purpose of assisting the Seller to give a warranty or prepare the Disclosure Letter.

8.3 The Purchaser acknowledges and affirms that it has had full access to the Data Room and the information contained therein and that it has made its own independent investigation, analysis and evaluation of the Company and its assets and the value of the petroleum reserves, business, financial condition, operation and prospects of the Group Companies from such information.

8.4 Subject to Clause 8.5 and to provisions of Schedule 5 with respect to Warranty Claims, the Purchaser shall be entitled to claim both before and after Completion that any of the Warranties has or had been breached and Completion shall not in any way constitute a waiver of any of the Purchaser's rights. Subject to the provisions of Schedule 5, the Seller shall indemnify, defend and hold harmless the Purchaser, each of its affiliates and their respective directors, officers, employees and agents (collectively referred to as the "Purchaser" for purposes of this Clause 8 and Schedule 5) from and against, and will pay to the Purchaser the amount of, any costs, losses, liabilities, claims, damages, or expenses, whether or not involving a third party claim, arising, directly or indirectly, from or in connection with a breach of any of the Warranties.

8.5 After Completion, the sole remedy of the Purchaser for any breach of any of the Warranties or any other breach of this Agreement by the Seller shall be an action for damages and the Purchaser shall not be entitled to rescind this Agreement.

8.6 Subject to the provisions of Schedule 5, with respect to Liabilities Indemnities Claims and with effect from Completion, the Seller shall indemnify, defend and hold harmless the Purchaser or any Group Company, as the case may be, from and against, and will (subject to Clause 8.7) pay to the Purchaser or Group Company, as the case may be:

(i) an amount equivalent to 100% of any cost, damage, loss or expense or, to the extent that the same has given rise to an actual cost, damage, loss or expense, any liability or claim (including interest and penalties) suffered or incurred by the Purchaser, or

(ii) an amount equivalent to 100% of any cost, damage, loss or expense (including interest) or, to the extent that the same has given rise to an actual cost, damage, loss or expense, any liability or claim (including interest and penalties) suffered or incurred by the Company or any other Group Company, in each case, in respect of or arising out of any liability
(whether actual or contingent and regardless of whether such liability is disclosed in the Accounts, the Completion Balance Sheet, this Agreement or the Disclosure Letter, and in particular, but without limitation, as to Tax, whether or not listed in Part C of Schedule 4) of the Company or any other Group Company:

(a) which arises exclusively as a result of, or attributable to, the actions of any Group Company prior to Completion; and

(b) which is not specifically set forth or reflected in or reasonably contemplated by the 1998 Work Programme and Budget;

(the  LIABILITIES  INDEMNITY).

8.7 If any amount payable under Clause 8.6 represents an amount payable in respect of Petroleum Operations (as such term is defined in the PSC) which would be, or deemed to be, recoverable under the PSC, such amount shall, to the extent that the Purchaser has at such time not paid an amount to the Company in respect of the same, be paid by the Seller to the Company.

PURCHASER'S  WARRANTIES  AND  UNDERTAKING

9.1          The  Purchaser  warrants  that:

(a) it has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under the Transaction Documents;

(b) this Agreement constitutes and the other documents executed by the Purchaser which are to be delivered at Completion will, when executed, constitute the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity;

(c) the execution and delivery of, and the performance by the Purchaser of its obligations under the Transaction Documents will not:-

     (i) result in a breach of any provision of the memorandum or articles of association of the Purchaser; or

     (ii) result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound except for any breach that would not materially prejudice the Purchaser's ability to consummate the transactions contemplated by the Transaction Documents.

9.2 The Seller shall be entitled to claim both before and after Completion that any of the warranties contained in this Clause 9 has or had been breached and (in accordance with Clause 12) Completion shall not in any way constitute a waiver of any of the Seller's rights; provided, however, that after Completion, the sole remedy of the Seller for any breach of any of the warranties contained in this Clause 9 or any other breach of this Agreement by the Purchaser shall be an action for damages and the Seller shall not be entitled to rescind this Agreement.

SELLER  GUARANTOR

10.1 In consideration of the Purchaser entering into this Agreement, the Seller Guarantor (as principal obligor and not merely as a surety) unconditionally and irrevocably guarantees as a continuing obligation the proper performance by the Seller of all its obligations under or pursuant to this Agreement.

10.2 The Seller Guarantor's liability hereunder shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of, or granting of time or other indulgence to, the Seller or any third party, any liquidation, administration, receivership or winding-up of the Seller or by any other act or omission or any other events or circumstances whatsoever (whether or not known to the Seller, the Purchaser or the Seller Guarantor) which would or might (but for this Clause) operate to impair or discharge the Seller Guarantor's liability under this guarantee.

PURCHASER  GUARANTOR

11.1 In consideration of the Seller entering into this Agreement, the Purchaser Guarantor (as principal obligor and not merely as a surety) unconditionally and irrevocably guarantees as a continuing obligation the proper performance by the Purchaser of all its obligations under or pursuant to this Agreement.

11.2 The Purchaser Guarantor's liability hereunder shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of, or granting of time or other indulgence to, the Purchaser or any third party, any liquidation, administration, receivership or winding-up of the Purchaser or by any other act or omission or any other events or circumstances whatsoever (whether or not known to the Purchaser, the Seller or the Purchaser's Guarantor) which would or might (but for this Clause) operate to impair or discharge the Purchaser Guarantor's liability under this guarantee.

WAIVERS

12. No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

ASSIGNMENT

13.1 Subject to Clause 13.2, neither this Agreement, nor any interest in it, including the benefit of the Warranties, shall be assignable by the Purchaser in whole or in part at any time to any third party and the Purchaser undertakes that it will not assign the whole or any part of any interest in this Agreement at any time to any person.

13.2 The Purchaser may assign the whole or any part of its interest under this Agreement to a subsidiary or affiliate of the Purchaser provided that:

(a) the Seller's liability under this Agreement shall not be increased as a result of such assignment; and

(b) any such assignment shall provide that, immediately prior to such company ceasing to be a subsidiary or affiliate of the Purchaser, such company shall re-assign such assigned benefit to the Purchaser provided that this shall not in any way limit the right to transfer the Shares in accordance with the provisions of the Shareholders Agreement.

FURTHER  ASSURANCE

14.1 Each of the Parties agrees to use all commercially reasonable efforts to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery) of all such further documents, as may be required by law or as may be necessary or desirable to give effect to this Agreement and the transactions contemplated by it.

14.2          The  Parties  agree  to  procure  that, save for any Intra-Group
Indebtedness which is or will be repaid by the issue of Class A Preferred Stock in accordance with the terms of the Shareholders Agreement, all Intra-Group Indebtedness shall be cancelled as soon as is reasonably practicable following Completion.

ENTIRE  AGREEMENT

15.1 This Agreement and the Disclosure Letter set out the entire agreement and understanding between the Parties in respect of the sale and purchase of the Shares save for the Shareholders Agreement, the Incentive Payments Agreement and the Tax Partnership Agreement. The Confidentiality Agreement, so far as the same relates to confidential information furnished to the Purchaser or the Purchaser Guarantor concerning the Group Companies or any of the matters referred to in or contemplated by this Agreement shall be terminated as of Completion and the confidentiality undertakings of each Party to the other in relation to such matters as from Completion shall be as set forth in the Shareholders Agreement provided that paragraphs 11 and 12 of the Confidentiality Agreement shall continue and remain in effect for the periods set out therein.

15.2          It  is  agreed  that:

(a) neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out or referred to in this Agreement;

(b) a party may claim in contract for breach of Warranty under this Agreement but shall have no other claim or remedy under this Agreement in respect of a misrepresentation (whether negligent or otherwise and whether made prior to and/or in this Agreement) or untrue statement made by the other party; and

(c) this Clause 15 shall not exclude any liability for fraudulent misrepresentation.

ANNOUNCEMENTS

16.1 Except as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, whether or not having the force of law, no announcement or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of either Party without the prior written consent of the other, such consent not to be unreasonably withheld or delayed provided that the Seller Guarantor may disclose the existence and subject matter of this Agreement to a bank or other financial institution to the extent appropriate to a Party arranging for funding for its operations and commitments.

16.2 Where any announcement or disclosure is made in reliance on the exception in Clause 16.1, the Party making the announcement or disclosure will use its reasonable endeavours to consult with the other Party at least twenty four (24) hours in advance as to the form, content and timing of the announcement or disclosure.

COSTS  AND  EXPENSES

17.1 Subject to Clause 17.2, each signatory hereto shall pay its own legal and accountancy costs, charges and other expenses (including taxation) incurred in connection with the negotiation, preparation and completion of this Agreement.

17.2 Each signatory hereto shall bear its own stamp or other documentary or transaction duties and any other transfer taxes arising as a result or in consequence of this Agreement or of its implementation.

COUNTERPARTS  AND  AMENDMENTS

18.1 This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

18.2 Any amendments or modifications to this Agreement must be in writing and signed by all the signatories hereto.

SEVERABILITY

19. If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

RTPA

20. Notwithstanding any other provisions of this Agreement (or any other agreement which, together with this Agreement, may form part of an agreement for the purposes of the Restrictive Trade Practices Act 1976 (the RTPA)) (together the RTPA AGREEMENT), each Party and each of the Seller Guarantor and the Purchaser Guarantor declares that it will not give effect, and will procure that none of its subsidiaries shall give effect, to any restriction or restrictions contained in the RTPA Agreement which cause the RTPA Agreement to be registrable under the Act until one day after the particulars of the RTPA Agreement shall have been provided to the Director General of Fair Trading. The parties shall use their best endeavours to procure the furnishing of such particulars as soon as possible after the signing of this Agreement and in any event within the period required by the Act.

NOTICES

21.1 Subject to Clause 25, any notice or other communication to be given under this Agreement shall be in writing and signed by or on behalf of the
Party giving it and may be served by leaving it at, or sending it (by fax, prepaid recorded delivery or registered post) to, the address and for the attention of the relevant person set out in Clause 21.2 (or as otherwise notified from time to time hereunder). Any notice so served by fax, recorded
delivery  or  registered    post  shall  be  deemed  to  have  been  received:

(a)          in the case of fax, twelve (12) hours after the time of despatch;

(b) in the case of recorded delivery or registered post, forty eight (48) hours from the date of posting.

21.2 The addresses of the Parties for the purpose of Clause 21.1 are as follows:

SELLER:                              Triton  Asia  Holdings,  Inc.

Address:                             c/o  Triton  Exploration  Services, Inc.
                                     6688  North  Central  Expressway
                                     Suite  1400
                                     Dallas,  Texas  75206
                                     USA

For the attention of:                Robert  B.  Holland,  III

Fax:                                 +  1  214  691  0198

PURCHASER:                           ARCO  JDA  Limited

Address:                             #3  Magna    Carta  Court
                                     P.O.  Box,  N-4805
                                     Shirley  Street,  Nassau
                                     Bahamas

with  a  copy  to:                   Atlantic  Richfield  Company
                                     515  South  Flower  Street
                                     Los  Angeles,  California    90071

For  the  attention  of:             Donald  R.  Voelte
                                     Senior  Vice  President

Fax:                                 213-486-3354

SELLER  GUARANTOR:                   Triton  Energy  Limited

Address:                             c/o Triton Exploration Services, Inc.
                                     6688  North  Central  Expressway
                                     Suite  1400
                                     Dallas,  Texas  75206
                                     USA

For  the  attention  of:             Robert  B.  Holland,  III

Fax:                                 +  1  214  691  0198

PURCHASER  GUARANTOR:                Atlantic  Richfield  Company

Address:                             515  South  Flower  Street
                                     Los  Angeles,  California 90071

For  the  attention  of:             Donald  R.  Voelte
                                     Senior  Vice  President

Fax:                                 213-486-3354

21.3 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the facsimile transmission was made after receipt of evidence of successful transmission.

GOVERNING  LAW

22. This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, English law excluding rules governing conflicts of laws which would apply the laws of another jurisdiction.

JURISDICTION

23. Both Parties agree that the Courts of England are to have exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaim) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Agreement or otherwise arising in connection with this Agreement and for such purposes irrevocably submit to the jurisdiction of the English Courts.

SERVICE  OF  PROCESS

24. Both Parties irrevocably consent to service of process or any other documents in connection with proceedings in any court by facsimile transmission, personal service, delivery at any address specified in this Agreement or any other usual address, mail or in any other manner permitted by English law, the law of the place of service or the law of the jurisdiction where proceedings are instituted.

AGENT  FOR  SERVICE  OF  PROCESS

25.1 The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement and the Transaction Documents. Such agent shall be ARCO British Limited currently of London Square, Cross Lanes (off London Road), Guildford, Surrey and any writ, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being. The Purchaser irrevocably undertakes not to revoke the authority of the above agent and if, for any reason, the Seller requests the Purchaser to do so he shall promptly appoint another such agent with an address in England and advise the Seller. If, following such a request, the Purchaser fails to appoint another agent, the Seller shall be entitled to appoint one on behalf of Purchaser at the expense of the Purchaser.

25.2 The Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement and the Transaction Documents. Such agent shall be Triton Resources (UK) Ltd., currently of Wellington House, 125 The Strand, London and any writ, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being. The Seller irrevocably undertakes not to revoke the authority of the above agent and if, for any reason, the Purchaser requests the Seller to do so he shall promptly appoint another such agent with an address in England and advise the Purchaser. If, following such a request, the Seller fails to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of Seller at the expense of the Seller.

IN WITNESS this Agreement has been signed on behalf of the Parties the day and year first above written.

                                  SCHEDULE 1

1.1 In this Agreement, the following expressions shall have the following meanings:

ACCOUNTS means the pro-forma consolidated balance sheet of the Company and Subsidiaries as at the Accounts Date and the related consolidated statements of operations for the year ending the Accounts Date, all derived from the accounting records of the Seller Guarantor, together with any notes, reports, statements or documents included in or annexed to them;

ACCOUNTS  DATE  means  31  December  1997;

BUSINESS DAY means a day (other than a Saturday or a Sunday) on which banks are open for business in London and in Dallas, Texas;

CLAIM  means  any  claim  for  a  breach  of  the  Warranties;

CLAIM  LIMITATION  PERIOD  has  the  meaning  in  paragraph  2  of Schedule 5;

COMPANY means Triton International Oil Corporation, basic information concerning which is set out in Part A of Schedule 2;

COMPLETION means completion of the sale and purchase of the Shares under this Agreement;

COMPLETION BALANCE SHEET means the balance sheet prepared in accordance with Clause 7 to be used by the Purchaser and the Purchaser Guarantor in the preparation of their respective books, records and financial statements;

COMPLETION CERTIFICATE means the certificate showing the Preferred Stock Value as at Completion, to be prepared in accordance with Clause 7;

COMPLETION DATE means ten (10) Business Days from the date hereof, provided that if the Conditions shall not have been satisfied, waived or deferred on or before such date, COMPLETION DATE shall mean three Business Days after the day on which the Condition shall have been satisfied, waived or deferred or such other date as the Parties may agree but in any event, no later than forty five
(45)  days  after  the  date  hereof;

COMPLETION  PAYMENT  means  $150,000,000;

CONDITIONS  means  the  conditions  referred  to  in  Clause  3;

CONFIDENTIALITY AGREEMENT means the confidentiality agreement between Triton Energy Limited and the Purchaser Guarantor dated 8 April 1998;

CTOC means Carigali Triton Operating Company, being the Operator under the Production Sharing Contract;

DATA ROOM means the room located at the offices of CIBC Wood Gundy plc, 30 Finsbury Square, London, EC2A 1NR, to which the Purchaser has had access;

DISCLOSURE LETTER means the letter in the agreed form from the Seller to the Purchaser executed and delivered immediately before the execution of this Agreement;

GROUP COMPANY means the Company and the Subsidiaries as applicable and GROUP COMPANIES shall be interpreted accordingly;

INCENTIVE PAYMENTS AGREEMENT means the agreement in the agreed terms between the Seller and the Purchaser in respect of the incentive payments to be made to the Seller, in substantially the form attached to this Agreement;

INTERNAL BALANCE SHEET means the pro-forma consolidated balance sheet of the Company and the Subsidiaries as at 31 December 1997 as set out in Schedule 7;

INTRA-GROUP GUARANTEES means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever:

(a) given to any third party by any Group Company in respect of a liability of any member of the Retained Group; and/or (as the context may require)

(b) given to any third party by any member of the Retained Group in respect of a liability of any Group Company;

INTRA-GROUP INDEBTEDNESS means all debts outstanding between any Group Company and members of the Retained Group;

LIABILITY AMOUNT means the amount equal to the aggregate of $150,000,000 and the total of all incentive payments made pursuant to the Incentive Payments Agreement to the extent that such payments have actually been paid by the Purchaser to the Seller at the time that any determinations regarding thresholds or aggregate amounts with respect to the Seller's indemnity liability to the Purchaser are made pursuant to Schedule 5 of this Agreement;

LIABILITIES  INDEMNITY  shall  have  the meaning ascribed to it in Clause 8.6;

LIABILITIES INDEMNITY CLAIM means any claim brought by the Purchaser pursuant to the Liabilities Indemnity;

MTJA means the Malaysia-Thailand Joint Authority which is the joint authority established by the Kingdom of Thailand and Malaysia pursuant to the Memorandum of Understanding and the Agreement between the Government of the Kingdom of Thailand and the Government of Malaysia on the Constitution and Other Matters relating to the Establishment of the Malaysia-Thailand Joint Authority dated 30 May 1990;

MALAYSIA-THAILAND JOINT DEVELOPMENT AREA means that area defined in the Memorandum of Understanding;

MATERIAL ADVERSE EFFECT means (i) a material adverse effect on the financial condition, results of operations, properties or assets of the Group Companies taken as a whole, or (ii) a change, effect, event, occurrence or state of facts that would prevent or materially delay the consummation of the transactions contemplated by this Agreement, excluding any such material adverse effect described in Clause (i) or any such event described in Clause
(ii) to the extent that the same is the result of (i) changes in the status of negotiations relating to the gas sales agreement referred to in Clause 5.2(a);
(ii) adverse changes in general economic conditions; or (iii) adverse changes affecting the worldwide energy industry generally or the region in which the Group Companies and their subsidiaries operate;

MEMORANDUM OF UNDERSTANDING means the Memorandum of Understanding between the Kingdom of Thailand and Malaysia on the Establishment of a Joint Authority for the Exploitation of the Resources of the Sea-Bed in a Defined Area of the Continental Shelf of the two countries in the Gulf of Thailand dated 21 February 1979;

OIL AND GAS CONTRACTS means the Production Sharing Contract and the Operating Agreements;

OPERATING AGREEMENTS means the contracts in relation to the exploration for and exploitation of petroleum resources in specified areas in the Malaysia-Thailand Joint Development Area as set out in Part B of Schedule 6;

OPERATOR  means  the  operator  under  an  Operating  Agreement;

PARTIES means the Purchaser and the Seller, and PARTY means either the Purchaser or the Seller.

PETROLEUM OPERATIONS shall have the meaning ascribed to it in the Production Sharing Contract;

PETRONAS means Petronas Carigali (JDA) Sendirian Berhad, a corporation organised and existing under the laws of Malaysia and having its registered office at 136, Jalan Pudi, 55100 Kuala Lumpur, Malaysia;

PREFERRED STOCK VALUE means the amount of historical unrecovered costs expended on behalf of the Group Companies on Petroleum Operations (as defined in the Production Sharing Contract) up to the date of Completion;

PRODUCTION SHARING CONTRACT means the contract relating to exploration and exploitation of petroleum for Malaysia-Thailand Joint Development Area Block A-18 as set out, with ancillary documents, in Part A of Schedule 6;

PSC means a Production Sharing Contract relating to Block A-18 dated 21 April 1994, as amended from time to time;

PURCHASE  PRICE  means  the  total  purchase  price  set  out  in  Clause 4.1;

RETAINED GROUP means the Seller, its parent company and their respective subsidiaries (but excluding any Group Company);

SELLER'S GUARANTEES means any guarantees, indemnities or other contingent obligations given or undertaken by the Seller, its parent company or their subsidiaries in relation to or arising out of any obligations or liabilities of any Group Company;

SENIOR MANAGEMENT means the Chairman of the Board and Senior Vice Presidents of the Seller;

SHAREHOLDERS AGREEMENT means the Shareholders Agreement referred to in Section 2 of Schedule 3, in substantially the form attached to this Agreement;

SHARES means fifty percent (50%) of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company to be sold to the Purchaser;

SUBSIDIARIES  means  TOCT  (JDA)    and  TOCT  (Texas);

TAX or TAXATION means and includes any and all forms of taxation, withholding, duty, levy or impost imposed by any governmental authority, whether the United States, Malaysia, Thailand or elsewhere; and all penalties, charges, costs and interest relating thereto;

TAX PARTNERSHIP AGREEMENT means the agreement to be entered into at Completion by the Purchaser and the Group Companies;

TAX WARRANTIES means the Seller's Warranties set out in Part C of Schedule 4 (Warranties);

TOCT (JDA) means Triton Oil Company of Thailand (JDA) Limited, a company incorporated under the laws of the Cayman Islands, basic information concerning which is set out in Part B of Schedule 2;

TOCT (TEXAS) means Triton Oil Company of Thailand, a company incorporated under the laws of Texas, basic information concerning which is set out in Part B of Schedule 2;

TRANSACTION DOCUMENTS means this Agreement, the Shareholders Agreement, the Incentive Payments Agreement, the Tax Partnership Agreement and the Disclosure Letter;

WARRANTIES means the warranties set out in Schedule 4 (Warranties) given by the Seller and WARRANTY shall be construed accordingly; and

1998 WORK PROGRAMME AND BUDGET means the work programme and budget agreed as at the date of this Agreement under the Production Sharing Contract, a copy of which is attached to the Disclosure Letter.

1.2          In  this  Agreement:

(a) the HEADINGS are inserted for convenience only and shall not affect the construction of this Agreement;

(b) references TO THE BEST KNOWLEDGE OF THE SELLER or SO FAR AS THE SELLER IS AWARE or any similar expression are references to the actual knowledge or awareness, as the case may be, of Senior Management;

(c) any reference to a document IN THE AGREED FORM is to the form of the relevant document agreed between the parties and initialled for the purpose of identification.

                                  SCHEDULE 2

                  PART A: BASIC INFORMATION ABOUT THE COMPANY

1. NAME:                           Triton  International  Oil  Corporation

2. PLACE  OF  INCORPORATION:       Cayman  Islands

3. REGISTERED  NUMBER:             65713

4. REGISTERED OFFICE:              Caledonian Bank & Trust Limited,
                                   Ground Floor, Caledonian  House,
                                   Mary Street, PO Box 1043, George
                                   Town, Grand Cayman, Cayman Islands

5. DIRECTORS:                      Thomas  G.  Finck,
                                   Robert  B.  Holland,  III,
                                   Peter  Rugg

6. SECRETARY:                      Robert  B.  Holland,  III

7. AUTHORISED CAPITAL:             US$50,000 divided into 50,000
                                   Ordinary Shares of  par  value  of
                                   US$1.00  each

8. ISSUED  CAPITAL:                1,000  Ordinary  Shares

9. REGISTERED SHAREHOLDERS:        Triton Energy Limited to be
                                   transferred to Triton  Asia  Holdings,
                                   Inc.  prior  to  Completion

10.ACCOUNTING  REFERENCE  DATE:    31  December

11.TAX  RESIDENCE:                 Cayman  Islands

               PART B: BASIC INFORMATION ABOUT THE SUBSIDIARIES

TRITON  OIL  COMPANY  OF  THAILAND  (JDA)  LIMITED

1. NAME:                           Triton  Oil  Company  of  Thailand
                                   (JDA)  Limited


2. PLACE  OF  INCORPORATION:       Cayman  Islands

3. REGISTERED  NUMBER:             58407

4. REGISTERED OFFICE:              Caledonian Bank & Trust Limited,
                                   Ground Floor, Caledonian  House,
                                   Mary Street, PO Box 1043, George
                                   Town, Grand Cayman, Cayman
                                   Islands

5. DIRECTORS:                      Thomas  G.  Finck,
                                   Robert  B.  Holland  III,
                                   Peter  Rugg

6. SECRETARY:                      Robert  B.  Holland  III

7. AUTHORISED CAPITAL:             US$50,000 divided into 50,000 shares
                                   of par value  US$1.00  each

8. ISSUED  CAPITAL:                1,000  ordinary  shares

9. REGISTERED  SHAREHOLDERS:       Triton International Oil Corporation
                                   (Cayman  Islands)

10.FISCAL  YEAR  END               31  December

11.TAX  RESIDENCE:                 Cayman  Islands

TRITON  OIL  COMPANY  OF  THAILAND

1. NAME:                            Triton  Oil  Company  of  Thailand

2. PLACE  OF  INCORPORATION:        Texas, United States of America

3. REGISTERED  NUMBER:              298892

4. REGISTERED OFFICE:               6688 North Central Expressway,
                                    #1400, Dallas, Texas  75206

5. DIRECTORS:                       Thomas  G.  Finck,
                                    Robert  B.  Holland  III,
                                    Peter  Rugg

6. SECRETARY:                       Robert  B.  Holland  III

7. AUTHORISED  CAPITAL:             1,000 shares of $1.00 par value each

8. ISSUED  CAPITAL:                 1,000  shares

9. REGISTERED  SHAREHOLDERS:        Triton International Oil Corporation
                                    (Delaware)

10.FISCAL  YEAR  END                31  December

11.TAX  RESIDENCE:                  USA

                                  SCHEDULE 3

                            COMPLETION ARRANGEMENTS

Referred  to  in  Clause  6  (Completion)

At  Completion:-

1. the Seller shall deliver to the Purchaser certificates representing the Shares duly endorsed and in proper form for transfer by delivery under applicable law, or accompanied by duly executed instruments of transfer in blank, for transfer in the name of the Purchaser or such person as the Purchaser may nominate;

2. the Parties shall execute in substantially the form attached a Shareholders Agreement;

3. the Seller shall cause the relevant Group Company to convene a board meeting of such Group Company at which the directors or managers, as applicable, designated by the Purchaser are appointed;

4. the Seller shall convene a general meeting of stockholders of the Company at which a new memorandum and articles of association (in a form mutually acceptable to the Parties) will be adopted and the share capital structure as contemplated by the Shareholders Agreement will be approved and created in such form and manner as is mutually acceptable to the Parties;

5.        the Seller and the Purchaser shall enter into the Incentive Payments
Agreement;

6. the Purchaser and the Group Companies shall execute the Tax Partnership Agreement in a form which is mutually acceptable to the Parties;

7. the Purchaser shall pay the Completion Payment to an account to be specified by the Seller by way of wire transfer of immediately available funds.

                                  SCHEDULE 4

                                THE WARRANTIES

PART  A:  GENERAL

DISCLOSURE

DISCLOSURE  LETTER

1.1 Except as set out in the Disclosure Letter, the Seller represents and warrants that the following are true and correct in all material respects.

THE  SELLER

CAPACITY  OF  THE  SELLER

2.1(a) The Seller is a corporation duly incorporated, is validly existing and in good standing under the laws of its jurisdiction of organisation and is duly qualified to transact business in each jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(b) The Seller has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement except for any authorisation, consent, license, waiver or exemption that, if not obtained, would not have a Material Adverse Effect or materially prejudice the Seller's ability to consummate the transactions contemplated by the Transaction Documents.

2.2 This Agreement and the other documents executed by the Seller which are to be delivered at Completion will, when executed, constitute valid and binding obligations of the Seller in accordance with their respective terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

2.3 The execution and delivery of, and the performance by the Seller of its obligations under the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents will not:-

(a) result in a breach of any provision of the memorandum or articles of association of the Seller or any of the Group Companies; or

(b) result in a breach of any order, judgment or decree of any court or governmental agency, or any breach or violation of, or default under, any contract, agreement, indenture, instrument or other document to which the Seller or any Group Company is a party or by which the Seller or any Group Company or any of their respective assets is bound, except for any breach, violation or default that would not have a Material Adverse Effect or materially prejudice the Seller's ability to consummate the transactions contemplated by the Transaction Documents.

CORPORATE

THE  COMPANY  AND  THE  SHARES

3.1(a) All of the Shares are fully-paid or properly credited as fully-paid and the Seller is the sole legal and beneficial owner of them free from all security interests, options, equities, claims or other third party rights, charges or encumbrances (including rights of pre-emption) of any nature whatsoever and the Seller has not entered into any agreement (other than the sale of the Shares to the Purchaser pursuant to the terms of this Agreement) to sell or otherwise dispose of the Shares or issue further Shares (or other forms of security) in the capital of the Company.

(b) In addition to the Shares, the Seller is the sole legal and beneficial owner of all of the remaining share capital of the Company free from all security interests, options, equities, claims or other third party rights, charges or encumbrances (including, without limitation, rights of pre-emption) of any nature whatsoever, and the Seller has not encumbered or agreed to sell, issue or transfer any of the shares of capital stock of the Company (other than the sale of the Shares to the Purchaser pursuant to the provisions of this Agreement).

(c)          The  information  in  respect of the Company set out in Part A of
Schedule  2  is  true  and  accurate.

(d) The Company has not encumbered, redeemed, allotted, created, repaid or agreed to sell, issue or transfer any of the shares of its own capital stock.

(e) The Company has not in the past owned or had an interest, and does not currently own or have an interest, of any nature whatsoever, in any equity securities or other securities of any other entity or party (other than the Subsidiaries), or in any contracts to acquire the same. The Company has not in the past had and does not currently have any direct or indirect equity or ownership interest in any other business or assets (other than the share capital of the Subsidiaries).

(f)          The  Seller  warrants  that  as  of  the  date of this Agreement:

     (i) neither the Company, nor any officer, employee, agent or representative of the Company, has maintained or is currently maintaining a register in respect of the Shares within the United Kingdom; and

     (ii) the Shares are not paired with any shares issued by a body corporate incorporated in the United Kingdom.

(g) The Company is a corporation duly incorporated, is validly existing and in good standing under the laws of its jurisdiction of organisation and is duly qualified to transact business in each jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

THE  SUBSIDIARIES

3.2(a) The Company and/or Triton International Oil Corporation (Delaware) is the sole legal and beneficial owner of the whole of the issued share capital of the Subsidiaries free from all security interests, options, equities, claims or other third party rights, charges or encumbrances (including, without limitation, rights of pre-emption) of any nature whatsoever and neither the Seller, the Company or Triton International Oil Corporation (Delaware) have entered into any agreement to sell or otherwise dispose of any of the share capital of the Subsidiaries or issue further shares (or other forms of security) in the capital of the Subsidiaries.

(b)        The information in respect of the Subsidiaries set out in Part B of
Schedule  2  is  true  and  accurate.

(c) The Subsidiaries have not encumbered, redeemed, allotted, created, repaid or agreed to sell, issue or transfer any of the shares of their own capital stock.

(d) The Subsidiaries have not in the past owned or had an interest, and do not currently own or have an interest of any nature whatsoever in any equity securities or other securities of any other entity or party, except for the 9% Preference Shares of TOCT (JDA) or in any contracts to acquire the same. The Subsidiaries have not in the past had and do not currently have any direct or indirect equity or ownership interests in any business or assets other than their interests in the oil and gas contracts.

(e) Each Subsidiary is a corporation duly incorporated, is validly existing and in good standing under the laws of its jurisdiction of organisation and is duly qualified to transact business in each jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

OTHER  INTERESTS

3.3 No Group Company owns or has any interest of any nature whatsoever in any shares, debentures or other securities issued by any undertaking other than the Subsidiaries.

FINANCIAL  MATTERS

ACCOUNTS

4.1 The Accounts of the Company fairly present the consolidated financial position of the Company and the Subsidiaries as of the Accounts Date and the consolidated results of operations for the period then ended, as at the Accounts Date and of their results for the financial year ended on the Accounts Date.

4.2 Subject to the absence of footnotes and a cash flow statement and except with respect to the treatment of capitalised interest, the Accounts were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods indicated.

POSITION  SINCE  ACCOUNTS  DATE

4.3          Since  the  Accounts  Date:

(i) the business of each Group Company has been carried on in the ordinary and usual course of business, consistent with the past practice of such Group Company;

(ii) no dividend or other distribution has been declared, paid or made by any Group Company;

(iii) no capital stock or loan capital has been allotted or issued or agreed to be allotted or issued by any Group Company;

(iv) no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by any Group Company involving a liability for expenditure in excess of $1,000,000;

(v) no Group Company has (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset having a value in excess of $1,000,000;

(vi) except as contemplated by this Agreement with respect to Intra-Group Indebtedness, no debtor has been released by any Group Company on terms that it pays less than the book value of its debt and no debt owing to any Group Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

(vii) no change has been made in terms of employment, including pension fund commitments, by any Group Company (other than those required by law) which would increase the total staff costs of the Group Companies by more than $500,000 per annum;

(viii) no Group Company has incurred any liability (contingent or otherwise) which has or is reasonably likely to have a Material Adverse Effect other than as disclosed in or contemplated by the 1998 Work Programme and Budget.

ACCOUNTING  AND  OTHER  RECORDS

4.4 The statutory books, books of account and other records of each Group Company have been maintained in all material respects in accordance with all applicable laws and United States generally accepted accounting practices on a proper and consistent basis.

DEBT  POSITION

DEBTS  OWED  TO  THE  GROUP  COMPANIES

5.1          There  are  no  debts  owing  to  any  Group  Company other than:

(i) the Intra-Group Indebtedness reflected in the Internal Balance Sheet as increased in the ordinary course of business to the date hereof;

(ii) other trade debts incurred in the ordinary and usual course of business, not exceeding, in the aggregate, $1,000,000.

DEBTS  OWED  BY  THE  GROUP  COMPANIES

5.2(a)          No  Group  Company  has  outstanding any material borrowing or indebtedness in the nature of borrowing (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing) other than:

     (i)        the Intra-Group Indebtedness reflected in the Internal Balance
Sheet;  and

     (ii) moneys borrowed from third parties reflected in the Internal Balance Sheet and which are listed in the Disclosure Letter.

(b) There is not existing any event of default or any other event or circumstance which would entitle any person to call for early repayment under any agreement relating to any borrowing or indebtedness of any Group Company or to enforce any security given by any Group Company (or, in either case, any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

INTRA-GROUP  GUARANTEES

5.3          There  are  no  Intra-Group  Guarantees  currently  in  force.

REGULATORY  MATTERS

LICENCES

6.1 Each Group Company has obtained and has in effect all licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on except for any such licence, permission, authorisation and consent that, if not obtained or not in effect would not have a Material Adverse Effect.

COMPLIANCE  WITH  LAWS

7.1(a)     Each Group Company has conducted its business and corporate affairs in  accordance  with  its  Memorandum  and  Articles  of  Association.

(b) No Group Company is in violation of any applicable law, ordinance, rule, regulation, order, decree or judgment of any applicable judicial, legislative, executive, administrative or regulatory body or any court, arbitration, board or tribunal where any such violation, individually or in the aggregate, would have a Material Adverse Effect. Each Group Company is in compliance with the provisions of the Foreign Corrupt Practices Act and has not taken any action in furtherance of the Arab League's boycott of Israel, or in any other boycott of Israel, or in any other boycott and has fully complied with all reporting requirements to the appropriate governmental authorities with respect to any request to participate in the Arab League's boycott of Israel, or such other boycott as the case may be, if any such requests have been received.

LITIGATION  AND  INVESTIGATIONS

LITIGATION

8.1 Except as disclosed in the Annual Report on Form 10-K for the year ended December 31, 1997 of Triton Energy Limited, no Group Company is a defendant in or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress and there are no judgments, decrees, orders or arbitral awards outstanding against any Group Company nor, so far as the Seller is aware, are there any litigation, arbitration or administrative proceedings threatened or pending by or against any Group Company or any of its assets which have had or would be reasonably expected have a Material Adverse Effect.

DIRECTORS  AND  EMPLOYEES

EMPLOYEES

9.1(a)          Since the Accounts Date, no Group Company has entered into any agreement imposing an obligation on the Group Company to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind to or on behalf of any of its directors or employees at any future date, other than in the customary and ordinary course of business.

(b) Each Group Company has made all filings and taken all action required to be made or taken under applicable social security, labour and welfare laws and regulations where the failure to make any such filing or take such action would have a Material Adverse Effect. All social security and welfare charges due under such laws and regulations have been fully paid or adequately reserved for in the Accounts.

AGREEMENTS

9.2 There is not in existence any written or unwritten contracts of employment with a director or an employee of any Group Company (or any contract for services with any person) which either (i) cannot be terminated by twelve (12) months' notice or less without giving rise to a claim for damages or compensation that would exceed US$1,000,000 or (ii) in the aggregate would result in an obligation in excess of US$1,000,000.

COMPLIANCE

9.3 Each Group Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment or service, orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any recognised trade union where the failure to have so complied would have a Material Adverse Effect.

DISPUTES

9.4 No dispute is pending, and to the best knowledge of the Seller no dispute is threatened, between any Group Company and a material number or category of its employees (or any trade union or other body representing all or any of such employees) which would reasonably be expected to have a Material Adverse Effect.

INCENTIVE  SCHEMES

9.5 No Group Company has in existence any share incentive scheme, share option scheme or profit sharing, bonus, commission or other incentive scheme for all or any of its directors or employees.

PAYMENTS  ON  TERMINATION

9.6 Except to the extent (if any) to which provision or allowance has been made in the Accounts of each Group Company:

(a) there is no existing material liability of any Group Company for breach of any contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other material liability accruing from the termination of any contract of employment or for services; and

(b) there is no existing material liability of any Group Company for any payment in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of any Group Company.

INSOLVENCY  ETC.

10.1 No order has been made, petition presented, resolution passed or meeting convened for the purpose of considering a resolution for the winding up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of any Group Company and there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any jurisdiction concerning any Group Company.

10.2 No petition has been presented or other proceedings commenced for an administration order to be made (or any other order to be made by which during the period it is in force, the affairs, business and property of the company concerned, are managed by a person appointed for the purpose by a court, governmental agency or similar body) in relation to any Group Company, nor has any order been made.

10.3 No receiver (including any administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company and no step has been taken for or with a view to the appointment of such a person.

ENVIRONMENTAL

11.1 The businesses of each of the Group Companies have been and are operated in compliance with all Federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements for the countries and areas in which they operate (ENVIRONMENTAL
LAWS), except where the failure to be so in compliance has not had or would not reasonably be expected to have a Material Adverse Effect.

11.2 None of the Group Companies has caused the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, sold wastes, toxic substances, hazardous substances, hazardous wastes, petroleum, petroleum products or any substance regulated under any Environmental Law (HAZARDOUS SUBSTANCES) at any of its properties or facilities, except for such instances as have not had or would not reasonably be expected to have a Material Adverse Effect.

11.3 Neither the Company nor the Subsidiary has received any written notice from any governmental entity or other third party alleging any violation by the Company or the Subsidiary of, or responsibility or liability of the Company or the Subsidiary under, any Environmental Law or for personal injuries and/or property damages, except for such allegations as have not had or would not reasonably be expected to have a Material Adverse Effect.

PART  B:  CONTRACTS  WARRANTIES

MATERIAL  CONTRACTS

GENERALLY

1.1 There is not outstanding any agreement or arrangement to which any Group Company is a party:

(a) which, by virtue of the acquisition of the Shares by the Purchaser or other performance of the terms of this Agreement, will result in:

     (i) any other party being relieved of any obligation to any Group Company or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option) that would have a Material Adverse Effect; or

     (ii) any Group Company being in default under any such agreement or arrangement or losing any benefit, right or licence which it currently enjoys or in a liability or obligation of any Group Company being increased which, in any such case, would have a Material Adverse Effect;

(b) which requires (or confers any right to require) the allotment or issue of any shares, debentures or other securities of any Group Company now or at any time in the future;

(c) which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement to which any Group Company is a party other than the Oil and Gas Contracts, the liabilities under which exceed $250,000 per annum;

(d) (other than existing contracts for drilling and drilling services associated with wells currently drilling or planned for 1998) which requires expenditure by any Group Company in excess of $1,000,000 other than the Oil and Gas Contracts;

(e) which establishes any material agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement to which any Group Company is a party;

(f) which is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange or rate protection transaction or combination thereof or any option with respect to any such transaction or any other similar transaction to which any Group Company is a party where the notional amount exceeds $1,000,000;

(g) which is a recognition, procedural or other agreement between any Group Company and any recognised independent trade union;

(h) which is any other agreement or arrangement having a material effect on the business, assets, properties, results of operations, financial or trading position or prospects of any Group Company;

(i) which is a bid, tender, proposal or offer which, if accepted, would result in any Group Company becoming a party to any agreement or arrangement of a kind described in sub-paragraphs (a) to (h) above.

1.2 So far as the Seller is aware, no Group Company is in default under any agreement to which it is a party where such default has had or would reasonably be expected to have a Material Adverse Effect.

OIL  AND  GAS  CONTRACTS

GENERALLY

2.1 The Oil and Gas Contracts made available to the Purchaser for inspection in the Data Room are the only material agreements or arrangements relating to the oil and gas interests of any Group Company in the Malaysia-Thailand Joint Development Area.

2.2 Each Group Company has complied in all material respects with its obligations under the Oil and Gas Contracts.

2.3 All payments due and payable by any Group Company as at the date hereof in relation to the Oil and Gas Contracts have been paid in full.

2.4 To the best knowledge of the Seller, each Oil and Gas Contract is currently in force and no Group Company has, within the last nine (9) months received written notice of the revocation, variation, termination or surrender of any of them, of the withdrawal of any party or of any intention of any party so to revoke, vary, terminate, surrender or withdraw from any of them.

2.5 No act or omission by any Group Company has occurred which could reasonably be expected to result in revocation of any of the Oil and Gas Contracts.

2.6 Subject to the provisions of the Oil and Gas Contracts, the Subsidiaries are the beneficial owners of their interests under the Oil and Gas Contracts free from all charges, liens, encumbrances, equities and claims whatsoever.

PRODUCTION  SHARING  CONTRACT

2.7 All compulsory work obligations contained in the Production Sharing Contract which are (subject to extensions granted by the relevant authorities) required to have been performed by any Group Company at the date hereof have been fully performed.

2.8 Neither the Seller, the Company nor either of the Subsidiaries has received any notice from the Malaysia-Thailand Joint Authority or any government or competent governmental agency of any intention to require further work of a material nature to be conducted (whether in relation to exploration, appraisal or development).

OPERATING  AGREEMENTS

2.9 No sole risk or non-consent proposals or operations are formally proposed and currently extant or underway in relation to the Operating Agreements.

2.10 All cash calls due and payable by the Subsidiaries as at the date hereof in relation to the Operating Agreements have been paid in full.

ABANDONMENT  OBLIGATIONS

2.11 No payments have been made by the Subsidiaries in respect of or on account of or by way of provision (other than accounting provisions) for any future abandonment obligations in respect of the Production Sharing Contract or the Operating Agreements and no abandonment agreement has been entered into affecting the Production Sharing Contract or the Operating Agreements and, subject to the documents made available to the Purchaser in the Data Room, and subject to all legislation and regulation, no obligation to make any such payments or provision is in existence.

PART  C:  TAXATION

1.1 Except as listed below each Group Company has timely filed or caused to be timely filed all Tax returns required by any Tax authority and has paid any and all liability with respect to such returns:

(a)          Withholding  tax  imposed  by  the  Kingdom  of  Thailand;

(b)          VAT  imposed  by  the  Kingdom  of  Thailand.

1.2 Except as listed below, there is no dispute outstanding, nor so far as the Seller is aware, is any threatened as of the date of this Agreement with any Revenue authority regarding liability or potential liability to any Tax (including in such case penalties or interest) recoverable, directly or indirectly, from any Group Companies or regarding any claim for refund, overpayment or other relief from Tax to any Group Company:

(a)          Withholding  tax  imposed  by  the  Kingdom  of  Thailand;

(b)          VAT  imposed  by  the  Kingdom  of  Thailand.

1.3 Proper provision in accordance with generally accepted accounting practice has been made in respect of Taxation (whether actual or contingent) in the Accounts.

1.4          Since  the  Accounts  Date:-

(a) no period of account for tax purposes of any Group Company has ended except that a tax year for TOCT (Texas) ended on 31 May 1998;

(b) no event has occurred which will result in any Group Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person, firm or company other than any other Group Company; and

(c) no Group Company has paid or become liable to pay any interest or penalty in connection with any Tax, has otherwise paid any Tax after its due date for payment or owes any Tax the due date for payment of which has passed or will arise in the 30 days after the date of this Agreement.

                                  SCHEDULE 5

                 INDEMNIFICATION PROCEDURES AND LIMITATIONS ON
  THE SELLER'S LIABILITY FOR WARRANTY CLAIMS AND LIABILITIES INDEMNITY CLAIMS

1.  LIMITATION  ON  QUANTUM  FOR  WARRANTY  CLAIMS

1.1 The Purchaser shall not be entitled in any event to damages or other amounts in respect of any Warranty Claim or Warranty Claims unless and until:-

(a) the aggregate amount of all such claims exceeds 5% of the Liability Amount (in which event the liability of the Seller shall be limited to the amount by which such aggregate amount exceeds 5% of the Liability Amount) and

(b) the amount of any individual claim shall exceed 0.5% of the Liability Amount (in which event the liability of the Seller shall be limited to the amount by which such aggregate amount exceeds 0.5% of the Liability Amount);

1.2 The total aggregate liability of the Seller under or pursuant to this Agreement for Warranty Claims, when aggregated with the total aggregate liability of the Seller under or pursuant to this Agreement for Liabilities
Indemnity  Claims,  shall  not  in  any  event  exceed  the  Liability Amount.

2.  LIMITATION  ON  QUANTUM  FOR  LIABILITIES  INDEMNITY  CLAIMS

The total aggregate liability of the Seller under or pursuant to this Agreement for Liabilities Indemnity Claims, when aggregated with the total aggregate liability of the Seller under or pursuant to this Agreement for Warranty Claims, shall not in any event exceed the Liability Amount.

3.  TIME LIMITS FOR BRINGING WARRANTY CLAIMS AND LIABILITIES INDEMNITY
CLAIMS

3.1 The Seller shall not be liable for any Warranty Claim unless the Purchaser shall have given to the Seller written notice of such Claim:-

     (i) on or before the first anniversary of the Completion Date in respect of Warranty Claims relating to the Tax Warranties; or

     (ii) on or before the first anniversary of the Completion Date in respect of Warranty Claims relating to the Warranties other than the Tax Warranties.

Such written notice shall specify (in reasonable detail) the matter which gives rise to the Warranty Claim, the nature of the Warranty Claim and, to the extent that it is possible for the Purchaser to make a determination of the amount claimed in respect of a Warranty Claim that is quantifiable and not contingent, reasonable details concerning the Purchaser's calculation of the loss thereby alleged to have been suffered by it. Notwithstanding the foregoing, any defects or inaccuracies in such written notice or failure to provide such notice promptly after the Purchaser becomes aware of the matter giving rise to the Warranty Claim, subject to the limitation periods set forth in Clauses (i) and (ii) above, shall not relieve the Seller of liability for such Warranty Claim.

3.2 The Seller shall not be liable for any Liabilities Indemnity Claim unless the Purchaser, for or on behalf of itself or a Group Company, or any Group Company, as the case may be, shall have given to the Seller written notice of such Claim:-

     (i) on or before the fifth anniversary of the Completion Date in respect of Liabilities Indemnity Claims relating to Taxation or any liabilities arising out of non-compliance by the Group Companies with Environmental Laws (as such term is defined in paragraph 11.1 of Schedule 4); or

     (ii) on or before the third anniversary of the Completion Date in respect of all other Liabilities Indemnity Claims.

Such written notice shall specify (in reasonable detail) the matter which gives rise to the Liabilities Indemnity Claim, the nature of the Liabilities Indemnity Claim and, to the extent that it is possible for the Purchaser or the relevant Group Company, as the case may be, to make a determination of the amount claimed in respect of a Liabilities Indemnity Claim that is quantifiable and not contingent, reasonable details concerning the calculation of the loss thereby alleged to have been suffered by it. Notwithstanding the foregoing, any defects or inaccuracies in such written notice or failure to provide such notice promptly after the Purchaser or the relevant Group Company, as the case may be, becomes aware of the matter giving rise to the Liabilities Indemnity Claim, subject to the limitation periods set forth in Clauses (i) and (ii) above, shall not relieve the Seller of liability for such Liabilities Indemnity Claim.

(Each period specified in Clauses 3.1(i) and (ii) and 3.2 (i) and (ii) being a CLAIM LIMITATION PERIOD).

4.  EXCLUSION OF LIABILITY FOR DISCLOSED MATTERS WITH RESPECT TO WARRANTY
CLAIMS

The Seller shall not be liable for any Warranty Claim in respect of any fact, matter, event or circumstance to the extent that:-

(a) such fact, matter, event or circumstance has been disclosed in this Agreement or the Disclosure Letter; or

(b) specific allowance, provision or reserve has been made for such fact, matter, event or circumstance in the Accounts or the notes to such Accounts.

5. NO EXCLUSION OF LIABILITY FOR DISCLOSED MATTERS WITH RESPECT TO LIABILITIES INDEMNITY CLAIMS

The Seller shall be liable for a Liabilities Indemnity Claim regardless of whether or not the fact, matter, event or circumstance giving rise to such Liabilities Indemnity Claim:-

(a)          has been disclosed in this Agreement or the Disclosure Letter; or

(b) specific allowance, provision or reserve has been made therefor in the Accounts or the notes to such Accounts.

6.  PROCEDURE  FOR  INDEMNIFICATION  -  THIRD  PARTY  CLAIMS

(a) Upon the Purchaser becoming aware of any third party claim, potential claim, matter or event (a THIRD PARTY CLAIM) which might lead to a Warranty Claim or a Liabilities Indemnity Claim being made, the Purchaser (on behalf of itself or any Group Company, as the case may be) shall:-

     (i) within twenty Business Days notify the Seller by written notice of such third party claim; provided, however, that failure to give the written notice within such period shall not relieve the Seller of liability except to the extent that the Seller's ability to defend any proceeding with respect to such third party claim is materially prejudiced thereby;

     (ii) take such action and give such information and access to personnel, premises, chattels, documents and records to the Seller and their professional advisers as the Seller may reasonably request (or co-operate to procure that the relevant Group Company will do so) to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal such third party claim or any adjudication with respect thereto;

     (iii) at the written request and expense of the Seller, allow the Seller to assume control of the conduct of such actions as the Seller may deem appropriate in connection with any such third party claim (with counsel reasonably satisfactory to the Purchaser), in the name of the Purchaser or the appropriate Group Company, and, at the Seller's cost and expense, provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of such actions; provided, however, that the Purchaser shall have the right to participate in such actions and to be represented, solely at the Purchaser's own expense, by separate counsel;
provided, further, that if the Seller fails to diligently conduct such actions, the Purchaser may assume control thereof, and the Seller shall be liable for all reasonable costs and expenses incurred by the Purchaser in connection therewith;

     (iv) if the Seller has elected to assume control of the actions relating to a third party claim, make no admission of liability, agreement, settlement or compromise with any third party in relation to any such third party claim without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Seller has not elected to assume control of the actions relating to such third party claim, the Purchaser may make an admission of liability, agreement, settlement or compromise with respect to such third party claim in its sole reasonable judgment, and the Seller shall be bound thereby; and

     (v) take all reasonable action to mitigate any loss suffered by it or any Group Company in respect of which a Warranty Claim or Liabilities Indemnity Claim could be made.

(b) If the Seller has elected to assume control of the actions relating to a third party claim, it shall not be entitled to make any agreement, settlement or compromise thereof without the prior written consent of the Purchaser. If the sole relief and effect of any agreement, settlement or compromise that the Seller desires to make with a third party in respect of a third party claim is the payment of monetary damages in full by the Seller (the "Settlement Offer") and the Purchaser has refused its consent thereto, then the Seller's maximum liability as to such third party claim will not exceed the amount of the Settlement Offer.

7.  NO  RECOVERY  TWICE  FOR  THE  SAME  LOSS

The Purchaser agrees for itself and on behalf of each Group Company with the Seller that each of them shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one loss, liability, expense, shortfall, damage, deficiency or breach, and for this purpose recovery by the Purchaser or any Group Company shall be deemed to be a recovery by each of them.

8.  OTHER RECOVERY; REIMBURSEMENT OF AMOUNTS PAID UNDER THE LIABILITIES
INDEMNITY

The Seller's Liability in respect of Indemnity Liabilities Claims and Warranty Claims shall be net of any Tax benefit (after giving effect to the Tax consequences of any recovery with respect to such claims) and net of recoveries under any insurance policies (except to the extent of any increase in the cost of any experience-rated insurance policies held by the Purchaser or the relevant Group Company) or from another person. If the Seller pays to the Purchaser or a Group Company an amount in respect of a Warranty Claim or a Liabilities Indemnity Claim and the Purchaser or a Group Company subsequently recovers from another person or from insurance an amount which is attributable to or arises from the matter giving rise to such Warranty Claim or Liabilities Indemnity Claim:

(a) if the Total Liability Amount is equal to or less than the Sum Recovered, the Purchaser or the relevant Group Company, as the case may be, shall pay to the Seller the Total Liability Amount paid by the Seller to the Purchaser or the relevant Group Company, as the case may be, in respect of such Warranty Claim or Liabilities Indemnity Claim; and

(b) if the Total Liability Amount is more than the Sum Recovered, the Purchaser or the relevant Group Company, as the case may be, shall pay to the Seller an amount equal to the Sum Recovered.

For the purposes of this Clause SUM RECOVERED means an amount equal to the total of the amount actually recovered from the other person or insurance plus any interest in respect of the amount recovered from the person or insurance less any tax computed by reference to the amount recovered from the person or insurance payable by the Purchaser or the relevant Group Company and TOTAL LIABILITY AMOUNT means an amount equal to the amount paid by the Seller in respect of the Warranty Claim or Liabilities Indemnity Claim. In addition, if the Seller pays to the Purchaser or a Group Company an amount in respect of a Warranty Claim or a Liabilities Indemnity Claim that is or becomes cost-recoverable pursuant to the terms of the PSC and such amount was not reflected in the Completion Certificate, the Parties shall cause the Company to issue to the Seller additional shares of Class A Preferred Stock in respect of such amounts as contemplated by the Shareholders Agreement.

9.  ACTS  OF  THE  PURCHASER

No Warranties Claim or Liabilities Indemnities Claim shall lie against the Seller to the extent that such Warranties Claim or Liabilities Indemnity Claim is attributable to any voluntary act, omission, transaction or arrangement carried out by the Purchaser before or after Completion

10.  PURCHASER'S  KNOWLEDGE

The Seller shall not be liable under the Warranties to the extent that the Purchaser or any of its management level employees had actual knowledge of the Claim or of the matters forming the basis of the Claim either at the date of this Agreement or, if later, Completion.

11.  RETROSPECTIVE  LEGISLATION

No liability shall arise in respect of any Warranties Claim or under any Liabilities Indemnity Claim if and to the extent that liability for such breach occurs or is increased as a result of any legislation not in force at the date hereof which takes effect retrospectively, and which was not known to the Seller (or of which the Seller should reasonable have been aware) at the date hereof.

12.  NO  CLAIM  UNDER  WARRANTIES  IF MATTER IS SUBJECT OF LIABILITIES
INDEMNITY

If the matter giving rise to a claim under the Liabilities Indemnity is also one which would give rise to a Warranties Claim, the remedy of the Purchaser (or the relevant Group Company, as the case may be) in respect of such matter shall be limited to a claim under the Liabilities Indemnity and the Purchaser shall not be entitled to bring a Warranties Claim.

                                  SCHEDULE 6

                      PART A: PRODUCTION SHARING CONTRACT

Contract dated 21 April 1994 between Malaysia-Thailand Joint Authority and Petronas Carigali (JDA) Sdn., Bhd. and Triton Oil Company of Thailand relating to exploration and exploitation of petroleum for Malaysia-Thailand Joint Development Area Block A-18, together with:

    a Deed of Assignment dated 1 September 1995 between Triton Oil Company of Thailand and Triton Oil Company of Thailand (JDA) Limited;

    a Deed of Assignment dated 1 October 1996 between Triton Oil Company of Thailand and Triton International Oil Corporation; and

    a letter dated 23 December 1997 from the Malaysia-Thailand Joint Authority to Petronas Carigali (JDA) Sdn Bhd and Triton Oil Company of Thailand (JDA) Ltd. and Triton Oil Company of Thailand confirming permission to retain the Block A-18, JDA contract area for further exploration.

PART  B:  OPERATING  AGREEMENTS

The  following  contracts  as  amended  from  to  time:

1.     Joint Operating Agreement dated 21 April 1994 between Petronas Carigali
(JDA)  Sendirian  Berhad  and  Triton  Oil  Company  of  Thailand  relating to
Malaysia-Thailand  Joint  Development  Area  Block  A-18.

2. Joint Operating Company Agreement dated 21 March 1994 between Petronas Carigali (JDA) Sendirian Berhad and Triton Oil Company of Thailand relating to Malaysia-Thailand Joint Development Area Block A-18.

For  and  on  behalf  of
TRITON  ASIA  HOLDINGS,  INC.




For  and  on  behalf  of
ARCO  JDA  LIMITED




For  and  on  behalf  of
TRITON  ENERGY  LIMITED




For  and  on  behalf  of
ATLANTIC  RICHFIELD  COMPANY